Putnam Global Natural Resources Fund, as of August 31, 2009, annual shareholder report

Shareholder meeting results (unaudited)

May 28, 2009 annual meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for	   Votes withheld

Ravi Akhoury			13,439,471	        1,031,069
Jameson A. Baxter 		13,472,067                998,473
Charles B. Curtis 		13,471,926	          998,614
Robert J. Darretta 		13,491,070		  979,470
Myra R. Drucker 		13,475,374		  995,166
Charles E. Haldeman, Jr. 	13,480,960 		  989,580
John A. Hill 			13,485,772		  984,768
Paul L. Joskow 			13,473,739 		  996,801
Elizabeth T. Kennan 		13,461,872 		1,008,668
Kenneth R. Leibler 		13,470,784 		  999,756
Robert E. Patterson 		13,494,655 		  975,885
George Putnam, III 		13,493,498 		  977,042
Robert L. Reynolds 		13,487,949 		  982,591
Richard B. Worley 		13,466,526		1,004,014

A proposal to approve an amended and restated management contract was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
10,229,992	    1,583,337	    431,120 		  2,226,091

A proposal to approve an amendment with respect to investments in commodities was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
10,337,843 	    1,330,585 	    576,021 		  2,226,091

A proposal to approve an amendment with respect to diversification of investments was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes
10,599,530 	    1,120,393 	    524,526 		  2,226,091

All tabulations are rounded to the nearest whole number.